Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE GYMBOREE CORPORATION

(a Delaware corporation)

*****

1. Name. The name of this corporation is: The Gymboree Corporation.

2. Registered Office. The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Stock. The total number of shares of stock that this corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $.001 par value per share (the “Common Stock”). Each share of Common Stock shall be entitled to one vote.

5. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6. Election of Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

7. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors of this corporation by law, the board of directors of this corporation shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors of this corporation.

8. Liability of Directors. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment, repeal or modification of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

9. Indemnification.

(a) This corporation shall, to the fullest extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless and upon request shall advance expenses to any person (and the heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party, witness, or otherwise a participant in, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director, officer, employee or agent of this corporation or any predecessor to this corporation or while such a director, officer, employee or agent is or was serving at the request of this corporation or any predecessor to this corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (each such person, a “Covered Person”), against expenses (including attorneys’ fees and experts’ fees), judgments, damages (including punitive damages), fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or otherwise participate in, or defense of such action, suit, proceeding or claim.

(b) This corporation shall advance, on a current and as-incurred basis, all expenses (including attorneys’ fees and experts’ fees) incurred by any Covered Person in defending, or otherwise participating in, any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including all appeals. Such advances shall be (i) unsecured and interest free, (ii) made without regard to such person’s ability to repay amounts advanced, and (iii) conditioned only upon such person submitting, to the extent required by the DGCL, an unsecured written undertaking to repay amounts advanced and appropriate documentation reflecting the expenses for which advancement is sought.

(c) This corporation shall not be required to indemnify or advance expenses to any Covered Person pursuant to this Section 9 in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Covered Person unless and only to the extent (i) such action, suit, proceeding, claim or counterclaim is brought to enforce any right under this Section 9 of this Second Amended and Restated Certificate of Incorporation or (ii) the initiation of such action, suit, proceeding, claim or counterclaim by or on behalf of such Covered Person was authorized by the board of directors of this corporation.

(d) It is the intent of this corporation that, with respect to all advancement and indemnification obligations under this Section 9, the corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of this corporation (or any affiliate of such shareholder, other than this corporation or any of its direct or indirect subsidiaries). This corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 9 from any such direct or indirect shareholder of this corporation (or any affiliate of such shareholder, other than this corporation or any of its direct or indirect subsidiaries).

(e) This corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of this corporation, against any expense, liability or other loss asserted or obtained against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not this corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Second Amended and Restated Certificate of Incorporation.

(f) The rights of indemnification provided in this Section 9 shall neither be exclusive of, nor be deemed in limitation of, any other indemnification rights to which a Covered Person may otherwise be entitled or permitted by contract, this Second Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such Covered Person’s official capacity and actions in any other capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such Covered Person, it being the policy of this corporation that indemnification of any Covered Person shall be available to the fullest extent permitted by law. Any Covered Person seeking indemnification under this Section 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

(g) No repeal or modification of this Section 9 shall apply to or adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification.

10. Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors of this corporation or in the by-laws of this corporation.

11. Meeting of Stockholders of Certain Classes. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12. Waiver of Certain Opportunities. To the fullest extent permitted from time to time under the laws of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or direct or indirect stockholders, other than those officers, directors or direct or indirect stockholders who are employees of the corporation. No amendment, repeal or modification of this Section 12 shall apply to or have any effect on the liability or alleged liability of any officer, director, or direct or indirect stockholder of the corporation for or with respect to any opportunities of which such officer, director, or direct or indirect stockholder becomes aware prior to such amendment, repeal or modification.

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